Exhibit 10.03

November 5, 2012

Carl E. Gustin, Jr.

226 W. Edith Avenue, Unit 11

Los Altos, CA 94022

Re:                              Terms of Separation

This letter confirms the agreement (“Agreement”) between you and Meru Networks, Inc. (the “Company”) concerning the terms of your separation and offers you the separation compensation we discussed in exchange for a general release of claims and covenant not to sue.

1.                                      Separation Date:  November 1, 2012 is your last day of employment with the Company (the “Separation Date”).

2.                                      Acknowledgment of Payment of Wages:  By your signature below, you acknowledge that on November 1, 2012, we provided you a final paycheck in the amount of $ 19,462.26 for all wages, salary, bonuses, reimbursable expenses (excluding remaining expenses which shall not exceed $9,193.70), accrued vacation and any similar payments due you from the Company as of the Separation Date whether communicated to you in written or verbal form.  By signing below, you acknowledge that the Company does not owe you any other amounts.

a.              Group Health Insurance:  The Company will continue to provide you with its group health insurance coverage during the period between the Separation Date and November 30, 2012.

3.                                      Separation Compensation:  In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below and your other promises herein, the Company agrees to provide you with the following:

a.              Severance:  You will be paid severance benefits in the form of salary continuation for a period of seven months of your annual base salary as in effect as of the Separation Date, less applicable withholding commencing on the first regular payroll date following the date that your release of claims becomes effective, provided that the release must become effective by the date specified by the Company which shall be no later than sixty (60) days after the Separation Date.

By signing below, you acknowledge that you are receiving the separation compensation outlined in this paragraph in consideration for waiving your rights to claims referred to in this Agreement and that you would not otherwise be entitled to the separation compensation.

4.                                      Prior Severance and Change of Control Agreement and 2012 Bonus Plan:  You acknowledge and agree that this Agreement supersedes and replaces and is entered into in lieu of any and all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and your relationship with the Company, including the existing Severance and Change in Control Agreement between the Company and you, and that you shall receive no benefits under the existing Severance and Change in Control Agreement.  To the extent the relevant Company performance criteria are satisfied in accordance with the 2012 Executive Incentive Plan (the “2012 Bonus Plan”) based upon the Company’s final 2012 performance under the 2012 operating plan, you acknowledge that you shall be not be entitled to receive any bonus under the 2012 Bonus Plan.

5.                                      Return of Company Property:  You hereby warrant to the Company that you have returned to the Company all property or data of the Company of any type whatsoever that has been in your possession or control.

6.                                      Proprietary Information:  You hereby acknowledge that you are bound by the attached Proprietary Information and Inventions Agreement between Executive and the Company (“PIIA”) (Exhibit A hereto) and that as a result of your employment with the Company you have had access to the Company’s Proprietary Information (as defined in the agreement), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone.  You further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such Proprietary Information and that you have not taken with you any such documents or data or any reproduction thereof.

7.                                      Stock Options: Your outstanding options to purchase Company common stock (“Company Options”) will continue to vest until the Separation Date.  The post-termination period of exercisability for each of your stock options shall be as specified in the applicable option agreement and the post-termination period shall commence on the Separation Date.

8.                                      General Release and Waiver of Claims:  The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company.  You and your successors release the Company and its parents, divisions, subsidiaries, and affiliated entities, and each of those entities’ respective current and former shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns (collectively “Releasees”) of and from any and all claims, actions and causes of action, whether now known or unknown, which you now have, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which you sign this Agreement, including, but not limited to, any claims of breach of contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability, medical condition, or other discrimination or harassment under the Civil Rights Act of 1964, as amended, the Age Discrimination In Employment Act of 1967 or Older Workers

Benefit Protection Act, the Americans with Disabilities Act, the Fair Employment and Housing Act or any other applicable law.

This release of claims will not apply to any rights or claims that cannot be released as a matter of law, including any statutory indemnity rights.

You acknowledge that you have read section 1542 of the Civil Code of the State of California, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

you waive any rights that you have or may have under section 1542 (or any similar provision of the laws of any other jurisdiction) to the full extent that you may lawfully waive such rights pertaining to this general release of claims, and affirms that you are releasing all known and unknown claims that he has or may have against the parties listed above.

You acknowledge and agree that you shall continue to be bound by and comply with the terms of any proprietary rights, assignment of inventions and/or confidentiality agreements between you and the Company.

a.              You hereby acknowledge that you are aware of the principle that a general release does not extend to claims that the releasor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the releasee.  With knowledge of this principle, you hereby agree to expressly waive any rights you may have to that effect.

b.              You and the Company do not intend to release claims that you may not release as a matter of law, including but not limited to claims for indemnity, and any claims for enforcement of this Agreement.  To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

9.                                      Covenant Not to Sue:

a.              To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter covered by this Agreement.

b.              Nothing in this section shall prohibit you from filing a charge or complaint with a government agency where, as a matter of law, the parties may not restrict your ability to file such administrative complaints.  However, you understand and agree that, by entering into this

Agreement, you are releasing any and all individual claims for relief, and that any and all subsequent disputes between you and the Company shall be resolved through arbitration as provided below.

c.               Nothing in this section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

10.                               Nondisparagement:  You agree that you will not disparage Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement.  Nothing in this paragraph shall prohibit you from providing truthful information in response to a subpoena or other legal process.

11.                               Agreement Not to Compete: Unless otherwise consented to in writing by Company, you agrees that for a period of twelve (12) months from the Separation Date, he will not, either directly or indirectly, on your own behalf or in the service or on behalf of others, engage in any Competing Business (as defined below) or provide managerial, supervisory, administrative, financial or consulting services or assistance to, or own a beneficial interest (except as a shareholder holding less than five percent (5%) interest in a corporation whose shares are actively traded on a regional or national securities exchange or in the over-the-counter market) in any Competing Business.  For the purposes of this Agreement, a “Competing Business” shall mean any business organization of whatever form engaged, either directly or indirectly, in the wireless networking industry, or any business or enterprise which is the same as, or substantially the same as, Meru Networks.  Such Competing Businesses shall include, but not be limited to, all wireless networking companies described in the Gartner 2012 Magic Quadrant for Wired and Wireless LAN Access Infrastructure.

12.                               Arbitration:  Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in Santa Clara County, California, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement.  The Parties agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be submitted to the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes.  Any arbitration may be initiated by a written demand to the other party.  The arbitrator’s decision shall be final, binding, and conclusive.  The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law.  The parties expressly waive any entitlement to have such controversies decided by a court or a jury.

13.                               Attorneys’ Fees:  If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

14.                               No Admission of Liability:  This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns.  This Agreement shall be afforded the maximum protection allowable under the Federal Rules of Evidence 408 and/or any other state or federal provisions of similar effect.

15.                               Complete and Voluntary Agreement:  This Agreement represents the entire agreement and understanding between the Company and you concerning the subject matter of this Agreement and your relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and your relationship with the Company, including but not limited to the existing Severance and Change in Control Agreement between the Company and you and the 2012 Bonus Plan, and excluding (a) the PIIA or (b) the agreements governing the Company Options (including the equity compensation plan under which such Company Options were granted), except as amended herein.

16.                               Severability:  The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable.  Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

17.                               Modification; Counterparts; Facsimile/PDF Signatures:  It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement.  This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.  Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.

18.                               Review of Separation Agreement:  You understand that you may take up to twenty-one (21) days to consider this Agreement and, by signing below, affirm that you were advised to consult with an attorney prior to signing this agreement.  You also understand you may revoke this Agreement within seven (7) days of signing this document and that the compensation to be paid to you pursuant to Paragraph 3 will be paid only at the end of that seven (7) day revocation period.

19.                               Effective Date:  This Agreement is effective on the eighth (8th) day after you sign it and without revocation by you.

20.                               Governing Law:  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

If you agree to abide by the terms outlined in this letter, please sign this letter below and also sign the attached copy and return it to me.  I wish you the best in your future endeavors.

Sincerely,

Meru Networks, Inc.

	By:	/s/ Dr. Bami Bastani
Dr. Bami Bastani
President and CEO

READ, UNDERSTOOD AND AGREED

/s/ Carl Gustin	Date:	November 5, 2012
Carl Gustin

EXHIBIT A

Proprietary Information and Inventions Agreement